Exhibit 99.1

MGM GROWTH PROPERTIES LLC UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

MGM Growth Properties LLC (“MGP” or the “Company”) is a publicly traded controlled REIT, primarily engaged in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a limited partnership formed in Delaware on January 6, 2016.

On April 25, 2016, MGM Resorts International (“MGM”) engaged in a series of transactions (the “Formation Transactions”), in which certain subsidiaries of MGM transferred the real estate assets that comprised The Mirage, Mandalay Bay, Luxor, New York-New York, Monte Carlo, Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”) to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement in exchange for operating partnership units representing limited partner interests in the Operating Partnership. These subsidiaries subsequently underwent a series of restructuring transactions resulting in the Operating Partnership owning 100% of the equity in MGP Lessor Holdings, LLC (“Holdings”) and Holdings owning 100% of the equity in MGP Lessor, LLC (the “Landlord”). In connection with the Formation Transactions, the Landlord leased the IPO Properties to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”). For periods prior to April 25, 2016, the financial statements of MGP represent the IPO Properties which have been determined to be MGP’s predecessor for accounting purposes.

On May 31, 2016, MGM entered into a definitive agreement to acquire Boyd Gaming Corporation’s (“Boyd Gaming”) ownership interest in Borgata Hotel Casino & Spa (“Borgata”). MGM completed the acquisition of Borgata on August 1, 2016. Pursuant to a master transaction agreement by and between MGM, MGP, the Operating Partnership, the Landlord and the Tenant, substantially concurrently with the acquisition, MGM transferred all of Borgata’s real estate assets to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata.

The following unaudited pro forma condensed combined and consolidated financial information has been prepared to reflect the effects of the Formation Transactions and the Borgata Transaction on MGP’s financial statements. Such information is based on certain assumptions regarding MGM’s acquisition of Borgata and the Borgata Transaction that management currently believes are directly attributable to these transactions, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on MGP’s consolidated results.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 presents the condensed consolidated balance sheet of MGP and gives effect to the Borgata Transaction as if it had occurred on June 30, 2016. The unaudited pro forma condensed combined and consolidated statement of operations for the six months ended June 30, 2016 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 present the condensed combined and consolidated statements of operations of MGP, giving effect to the Formation Transactions and the Borgata Transaction as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information. In addition, the unaudited pro forma condensed combined and consolidated financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•	separate condensed combined and consolidated financial statements of MGP as of, and for the six months ended June 30, 2016, and the related notes contained in MGP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2016; and

•	separate combined financial statements of MGP as of, and for the year ended December 31, 2015, and the related notes contained in MGP’s Prospectus filed with the SEC on April 21, 2016.

MGM’s acquisition of Borgata has been treated as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at fair value. The fair value of the real estate assets of Borgata is based on a preliminary estimate by MGM management of fair value. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the extensive use of significant estimates and MGM management’s judgment. Preliminary fair value estimates may change as additional information becomes available and such changes could be material. The Borgata Transaction, in which the real estate assets of Borgata are transferred from a subsidiary of MGM to the Landlord is considered to be between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM.

The unaudited pro forma condensed combined and consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed combined and consolidated financial information does not purport to represent what MGP’s results of operations or financial condition would have been had the Formation Transactions and the Borgata Transaction actually occurred on the dates indicated and does not purport to project MGP’s results of operations or financial condition for any future period or as of any future date. In addition, the unaudited pro forma condensed combined and consolidated financial information has not been adjusted to reflect any matters not directly attributable to implementing the Formation Transactions and the Borgata Transaction. No adjustment, therefore, has been made for actions which may be taken once the transactions closed. As a result, the actual amounts recorded in the consolidated financial statements of MGP may differ from the amounts reflected in the unaudited pro forma condensed combined and consolidated financial information, and the differences may be material.

MGM Growth Properties LLC

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2016

(dollars in thousands except share amounts)

	MGP (Actual)	Pro Forma Adjustment (Borgata Transaction) (a)	MGP (Pro Forma)
Assets
Real estate investments, net	$7,847,707	$1,300,000	$9,147,707
Cash and cash equivalents	338,034	(259,060)	78,974
Tenant and other receivables, net	4,273	—	4,273
Prepaid expenses and other assets	10,993	46,817	57,810

Total assets	$8,201,007	$1,087,757	$9,288,764

Liabilities
Debt, net	$3,134,791	$295,000	$3,429,791
Due to MGM Resorts International and affiliates	465	—	465
Accounts payable, accrued expenses and other liabilities	6,228	48,327	54,555
Accrued interest	11,888	—	11,888
Dividend payable	56,720	—	56,720
Deferred revenue	20,889	—	20,889

Total liabilities	3,230,981	343,327	3,574,308
Shareholders’ equity
Class A shares: no par value, 1,000,000,000 shares authorized, 57,500,0000 shares issued and outstanding as of June 30, 2016	—	—	—
Additional paid-in capital	1,334,290	29,026	1,363,316
Accumulated deficit	(8,181)	(2,181)	(10,362)

Total Class A shareholders’ equity	1,326,109	26,845	1,352,954
Noncontrolling interest	3,643,917	717,585	4,361,502

Total shareholders’ equity	4,970,026	744,430	5,714,456

Total liabilities and shareholders’ equity	$8,201,007	$1,087,757	$9,288,764

MGM Growth Properties LLC

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

For the six months ended June 30, 2016

(dollars in thousands except share and per share amounts)

	MGP (Actual)	Pro Forma Adjustment (Formation Transactions) (1/1/2016 - 4/25/2016)			MGP (Pro Forma Adjusted for Formation Transactions)	Pro Forma Adjustment (Borgata Transaction)		MGP (Pro Forma Combined)
Revenues
Rental revenue	$101,253	$174,897	(aa	)	$276,150	$50,209	(hh)	$326,359
Property taxes reimbursed by Tenant	9,650	16,891	(bb	)	26,541	957	(ii)	27,498

	110,903	191,788			302,691	51,166		353,857

Expenses
Depreciation	104,600	—			104,600	17,850	(jj)	122,450
Property transactions, net	1,209	—			1,209	—		1,209
Property taxes	26,541	—			26,541	957	(ii)	27,498
Property insurance	2,943	(2,943)	(cc	)	—	—		—
General and administrative	4,388	367	(dd	)	4,755	(256)	(kk)(ll)	4,499

	139,681	(2,576)			137,105	18,551		155,656

Operating income (loss)	(28,778)	194,364			165,586	32,615		198,201
Interest expense	29,475	47,518	(ee	)	76,993	3,997	(mm)	80,990
Other non-operating expenses	72	—			72	—		72

Net income (loss)	(58,325)	146,846			88,521	28,618		117,139
Less: Net (income) loss attributable to noncontrolling interest	65,278	(130,180)	(ff	)	(64,902)	(24,503)	(nn)	(89,405)

Net income attributable to Class A shareholders	6,953	16,666			23,619	4,115		27,734

Comprehensive income attributable to Class A shareholders	$6,953	$16,666			$23,619	$4,115		$27,734

Class A shares:
Weighted average number of Class A shares (Basic)	57,500,000				57,500,000			57,500,000
Weighted average number of Class A shares (Diluted)	57,739,166				57,739,166			57,739,166
Net income per Class A share (Basic)	$0.12				$0.41			$0.48

Net income per Class A share (Diluted)	$0.12				$0.41			$0.48

MGM Growth Properties LLC

Unaudited Pro Forma Condensed Combined and Consolidated Statement of Operations

For the year ended December 31, 2015

(dollars in thousands except share and per share amounts)

	MGP (Actual)	Pro Forma Adjustment (Formation Transactions)		MGP (Pro Forma Adjusted for Formation Transactions)		Pro Forma Adjustment (Borgata Transaction)		MGP (Pro Forma Combined)
Revenues
Rental revenue	$—	$552,300	(aa)	$552,300		$100,418	(hh)	$652,718
Property taxes reimbursed by Tenant	—	48,122	(bb)	48,122		28,129	(ii)	76,251

	—	600,422		600,422		128,547		728,969

Expenses
Depreciation	196,816	—		196,816		38,968	(jj)	235,784
Property transactions, net	6,665	—		6,665		—		6,665
Property taxes	48,122	—		48,122		28,129	(ii)	76,251
Property insurance	10,351	(10,351)	(cc)	—		—		—
General and administrative	—	1,650	(dd)	1,650		686	(ll)	2,336

	261,954	(8,701)		253,253		67,783		321,036

Operating income (loss)	(261,954)	609,123		347,169		60,764		407,933
Interest expense	—	154,739	(ee)	154,739		7,995	(mm)	162,734
Other non-operating	—	—		—		—		—

Net income (loss)	(261,954)	454,384		192,430		52,769		245,199
Less: Net (income) loss attributable to noncontrolling interest	—	(141,086)	(ff)	(141,086)		(46,060)	(nn)	(187,146)

Net income attributable to Class A shareholders	(261,954)	313,298		51,344		6,709		58,053

Comprehensive income attributable to Class A shareholders	$(261,954)	$313,298		$51,344		$6,709		$58,053

Class A shares:
Weighted average number of Class A shares (Basic)				57,500,000				57,500,000
Weighted average number of Class A shares (Diluted)				57,510,714	(gg)			57,510,714
Net income per Class A share (Basic)				$0.89				$1.01

Net income per Class A share (Diluted)				$0.89	(gg)			$1.01

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined and consolidated financial statements have been derived by applying pro forma adjustments to (i) the condensed consolidated balance sheet of MGP as of June 30, 2016, (ii) the condensed combined and consolidated statement of operations of MGP for the six months ended June 30, 2016 and (iii) the condensed combined statement of operations of MGP for the year ended December 31, 2015. The unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined and consolidated financial information. In addition, the unaudited pro forma condensed combined and consolidated financial information should be read in conjunction with the:

•	separate condensed combined and consolidated financial statements of MGP as of, and for the six months ended June 30, 2016, and the related notes contained in MGP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 8, 2016; and

•	separate combined financial statements of MGP as of, and for the year ended December 31, 2015, and the related notes contained in MGP’s Prospectus filed with the SEC on April 21, 2016.

The unaudited pro forma condensed combined and consolidated financial information has been prepared giving effect to the Borgata Transaction, and additionally with respect to the unaudited pro forma statements of operations, the Formation Transactions.

The Borgata Transaction, in which the real estate assets of Borgata were transferred from a subsidiary of MGM to the Landlord, is considered to be between legal entities under common control and has been accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM. MGM’s acquisition of Borgata has been treated as a business combination using the acquisition method of accounting under the provisions of ASC 805. Any difference between the basis of the real estate assets contributed by MGM and the purchase price consideration paid by MGP is recorded as an adjustment to equity. Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at fair value. The fair value of the real estate assets of Borgata is based on a preliminary estimate by MGM management. The establishment of the fair value of assets acquired and liabilities assumed for acquisitions requires the use of significant estimates and MGM management’s judgment. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The pro forma adjustments represent management’s estimates based on information available as of the date of this Current Report on Form 8-K/A and are subject to change as additional information becomes available and additional analyses are performed.

Note 2—Accounting Policies

The presented unaudited pro forma condensed combined and consolidated financial information is consistent with the condensed combined and consolidated financial statements of MGP and conforms to requirements as promulgated by U.S. GAAP.

Note 3—Balance Sheet Pro Forma Adjustments

Pro Forma Adjustments – Borgata Transaction:

(a) The Borgata Transaction is accounted for under the common control subsections of ASC 805. Under the common control subsections of ASC 805, such assets are recorded by MGP on the same basis as that established by MGM.

MGM’s acquisition of Borgata from Boyd Gaming is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805. Under the acquisition method of accounting used by MGM to account for its acquisition of Borgata, assets acquired and liabilities assumed are recorded at fair value.

MGP purchased from MGM all of the real estate assets of Borgata for consideration consisting of (i) the assumption by MGP of a $545.0 million bridge facility from a subsidiary of MGM and (ii) the issuance of 27.4 million operating partnership units to a subsidiary of MGM. The difference between the basis of the real estate assets contributed by MGM and the purchase consideration has been recorded as an adjustment to equity. Expenses directly attributable to the transaction of $9.8 million were paid using proceeds from the Operating Partnership’s $600.0 million revolving credit facility (the “Revolving Credit Facility”) and cash on hand. Of the $9.8 million of expenses directly attributable to the transaction, $9.2 million of the expenses were not recognized in the condensed combined and consolidated statement of operations of MGP for the six months ended June 30, 2016.

Prior to MGM’s acquisition of Borgata from Boyd Gaming, Borgata was the lessee under a series of ground leases for a total of approximately 12 acres of land on which Borgata’s employee parking garage, public space expansion and rooms expansion reside, as well as an undeveloped parcel. These ground leases were accounted for as operating leases. The terms of the ground leases extend through 2070 and required fair valuation under the provisions of ASC 805 upon MGM’s acquisition of Borgata. The ground leases were determined to be unfavorable, resulting in the recognition of an unfavorable lease liability. The unfavorable lease liabilities will be amortized over the remaining term of the respective leases. The ground leases were subsequently assigned to MGP in connection with the Borgata Transaction, which resulted in the transfer of the unfavorable lease liability from MGM to MGP, as well as the recognition of a favorable lease asset representing future favorable lease reimbursements from MGM under the Master Lease, which extends through 2046.

In connection with the Borgata Transaction, MGP used $259.7 million of cash on hand and $295.0 million of borrowings under its Revolving Credit Facility to refinance the assumed debt and to pay for transaction expenses. The Revolving Credit Facility bears interest at LIBOR plus 2.25% to 2.75%.

Immediately following the Borgata Transaction, certain of MGM’s operating and other subsidiaries owned 76.3% of the operating partnership units, entitling MGM to 76.3% of the economic interest in the Operating Partnership.

Note 4—Statement of Operations Pro Forma Adjustments

Pro Forma Adjustments – Formation Transactions:

(aa) Represents rental income associated with the rent from the Master Lease. Base rent under the Master Lease includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of the Tenant collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenues. Percentage rent under the Master Lease is initially a fixed amount for approximately the first six years of the Master Lease and will then be adjusted every five years based on the average actual annual net revenues from the leased properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, certain reimbursed costs) for the trailing five-calendar-year period. Base rent and percentage rent under the Master Lease known at the lease commencement date is recorded on a straight-line basis over the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as such renewal terms have been determined to be reasonably assured.

For the six months ended June 30, 2016, pro forma rental revenue recognized is $276.2 million compared to total pro forma lease payments due under the Master Lease of $280.0 million. The difference of $3.8 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

For the year ended December 31, 2015, pro forma rental revenue recognized is $552.3 million compared to total lease payments due under the Master Lease of $550.0 million. The difference of $2.3 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(bb) Represents revenue for the property taxes paid by the Tenant under the Master Lease with an offsetting expense recorded in operating expenses, as one of MGP’s subsidiaries is the primary obligor.

(cc) Represents the elimination of property insurance expense, which is paid directly by the Tenant under the terms of the Master Lease.

(dd) Represents expense related to the base salary and annual equity awards pursuant to the employment agreements with MGP’s Chief Executive Officer and Chief Financial Officer. Any amount related to equity awards for MGP’s Chief Executive Officer and Chief Financial Officer that are not factually supportable have been excluded.

The Operating Partnership is responsible for reimbursing MGP for additional costs it incurs as a result of becoming a publicly traded company independent of MGM, including but not limited to salaries, director’s and officer’s insurance, Sarbanes-Oxley compliance costs, and incremental audit, tax and legal fees. As these amounts are not directly attributable to the transaction, an adjustment for such additional general and administrative costs has been excluded.

In addition, the Operating Partnership incurs fees pursuant to a corporate services agreement with MGM in connection with certain corporate services provided by MGM, which are based on costs MGM incurs directly related to providing services under the agreement. Such amounts are based on an allocation of costs to be incurred by MGM in the future. As a result, such amounts are not factually supportable and an adjustment for these amounts has been excluded.

Management estimates that general and administrative costs for MGP on a consolidated basis, including costs of being a public company and costs incurred under the Corporate Services Agreement, will result in incremental general and administrative expenses of $10 million to $13 million per year (excluding non-cash compensation that is not factually supportable).

(ee) Represents interest expense related to borrowings that were incurred by the Operating Partnership in connection with the Formation Transactions, including the amortization of debt issuance costs. It is estimated that a one-eighth percentage change in the annual interest rates on the Operating Partnership’s variable rate obligations would change interest expense by $1.3 million for the six months ended June 30, 2016 and $2.7 million for the year ended December 31, 2015.

(ff) Following the Formation Transactions, certain of MGM’s operating and other subsidiaries owned 73.3% of the operating partnership units in the Operating Partnership entitling them to 73.3% of the economic interest in the Operating Partnership (inclusive of the underwriters exercising their overallotment option).

(gg) Diluted net income per share is computed using the weighted-average number of Class A shares and the effect of potentially dilutive securities outstanding during the period. Potentially dilutive securities include restricted share unit grants and performance share units that MGP has granted or may grant pursuant to the employment agreements with MGP’s Chief Executive Officer and Chief Financial Officer. MGP has included the effect of annual equity awards in the pro forma calculation of diluted net income per share. The Class B share does not share in MGP’s economic interest and is therefore not allocated any net income attributable to the controlling and noncontrolling interests. As a result, the Class B share is not considered a participating security and is not included in the weighted average shares outstanding for purposes of computing net income per share.

Pro Forma Adjustments – Borgata Transaction:

(hh) As a result of the consummation of the Borgata Transaction, the initial annual rent under the Master Lease increased by $100.0 million, prorated for the remainder of the first lease year, $90.0 million of which relates to base rent under the Master Lease and the remaining $10.0 million of which relates to percentage rent under the Master Lease. Following the closing of the acquisition, base rent under the Master Lease is $585.0 million and percentage rent under the Master Lease is $65.0 million.

For the six months ended June 30, 2016, additional pro forma rental revenue recognized related to the Borgata Transaction is $50.2 million compared to total lease payments due under the Master Lease of $50.9 million. The difference of $0.7 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

For the year ended December 31, 2015, additional pro forma rental revenue recognized related to the Borgata Transaction is $100.4 million compared to total lease payments due under the Master Lease of $100.0 million. The difference of $0.4 million is an adjustment to recognize fixed amounts due under the Master Lease on a straight-line basis over the lease term.

(ii) Represents revenue for the additional property taxes paid by the Tenant under the Master Lease related to the real estate assets of Borgata with an offsetting expense recorded in operating expenses, as one of MGP’s subsidiaries is the primary obligor.

(jj) Depreciation amounts were determined based on management’s evaluation of the estimated remaining useful lives of the real estate assets of the Borgata. The values allocated to buildings, building improvements, land improvements, fixtures and integral equipment are depreciated on a straight-line basis using an estimated useful life. In utilizing these useful lives for determining the pro forma adjustments, management considered the length of time the property had been in existence, the maintenance history and anticipated future maintenance.

(kk) Includes the elimination of nonrecurring transaction costs incurred during the six month period ended June 30, 2016 of $0.6 million that are directly related to the acquisition of Borgata and included in the historical results of MGP.

(ll) Includes the net effect of the amortization of the unfavorable lease liability related to certain ground leases expiring in 2070 under which the Landlord is the primary obligor, as well as the favorable lease asset representing future favorable lease reimbursements from the Tenant to the Landlord under the Master Lease, which extends through 2046.

(mm) Represents additional interest expense related to amounts drawn on the Operating Partnership’s Revolving Credit Facility. The Revolving Credit Facility bears interest at LIBOR plus 2.25% to 2.75%. It is estimated that a one-eighth percentage change in the annual interest rates of the Revolving Credit Facility would change interest expense by $0.2 million for the six months ended June 30, 2016 and $0.4 million for the year ended December 31, 2015.

(nn) Following the Borgata Transaction, certain of MGM’s operating and other subsidiaries owned 76.3% of the operating partnership units in the Operating Partnership entitling them to 76.3% of the economic interest in the Operating Partnership.